Handy & Harman Ltd. Announces Sale of Arlon, LLC

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Handy & Harman Ltd. (NASDAQ:HNH) (“HNH” or the “Company”) announced today that it has finalized the sale of its subsidiary Arlon, LLC to Rogers Corporation. HNH previously announced the signing of the definitive agreement on December 19, 2014. The total transaction value is $157,000,000 (subject to customary closing adjustments).

“We appreciate the dedication and commitment of the Arlon team over the past seven years and wish them continued success under Rogers’ stewardship,” said Jack L. Howard, HNH’s Vice Chairman and Principal Executive Officer.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

The Company is based in White Plains and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Contacts
Handy & Harman Ltd.
James F. McCabe, Jr., 212-520-2300
Senior Vice President and Chief Financial Officer
jmccabe@steelpartners.com